SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                -----------------

                                    FORM 8-K
                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (date of earliest event reported): November 27, 1996

                              OWEN HEALTHCARE, INC.
             (Exact name of registrant as specified in its charter)

           TEXAS                    0-26416                    75-1329577
 (State of Incorporation)   (Commission File Number)        (I.R.S. Employer
                                                          Identification Number)

                               9800 CENTRE PARKWAY
                                   SUITE 1100
                                 HOUSTON, TEXAS
                    (Address of principal executive offices)

                                   77036-8279
                                   (Zip Code)

       Registrant's telephone number, including area code: (713) 777-8173

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ITEM 5.  OTHER EVENTS

        On November 27, 1996, Owen Healthcare, Inc. ("Owen") entered into an Agreement and Plan of Merger (the "Merger Agreement") with Cardinal Health, Inc. ("Cardinal") and Owl Merger Corp., a wholly owned subsidiary of Cardinal ("Merger Sub"), pursuant to which Merger Sub will be merged with and into Owen, and Owen will be the surviving corporation in the Merger (the "Merger") and become a wholly owned subsidiary of Cardinal.

        Under the terms of the Merger Agreement, shareholders of Owen will receive $27.25 in the form of Cardinal common stock for each share of Owen, so long as the market price of Cardinal stock is between $82.175 and $90.825 (based upon the average closing prices thereof over a specified period). Based upon the closing stock price for Cardinal common shares on November 26, 1996, the day before announcement of the proposed Merger, of $86.50, Owen shareholders would receive .3150 shares of Cardinal stock for each Owen share. If the price of Cardinal's stock falls below $82.175, shareholders of Owen will receive .3316 shares of Cardinal common stock for each Owen share. If Cardinal's stock price rises above $90.825, Owen shareholders will receive .3000 shares of Cardinal common stock for each Owen share. Based upon this specified price range, Cardinal will issue between 5.49 and 6.07 million fully diluted shares in the Merger for a total transaction value of approximately $496 million. The combination has been structured as a tax-free transaction, to be accounted for as a pooling of interests. The Merger Agreement may be terminated by either Owen or Cardinal under specified circumstances, including, among others, if the average trading price of Cardinal's common stock over a specified period prior to the Owen shareholders' meeting is less than $69.20.

        The Merger is expected to be completed in the first quarter of 1997, subject to approval by Owen's shareholders as well as other customary conditions, including expiration or termination of requisite regulatory waiting periods. Upon completion of the Merger, Owen will operate as a separate subsidiary of Cardinal. Members of Owen's management team will continue to serve in their current positions, and the company's headquarters will remain in Houston, Texas. The Merger Agreement is filed as Exhibit 2.1 hereto and its terms are incorporated herein by reference. The foregoing description of the Merger Agreement is qualified in its entirety by reference to such exhibit.

        Concurrent with the execution of the Merger Agreement, the directors and certain officers of Owen entered into the Support/Voting Agreements dated as of November 27, 1996 with Cardinal that provide that such officers and directors will not transfer or dispose of any shares of Owen common stock beneficially owned by them and will vote such shares in favor of the Merger at any meeting of shareholders held to consider the Merger. Officers and directors who are a party to such Support/Voting Agreements beneficially own approximately 22% of the outstanding shares of Owen common stock.

        In connection with the execution of the Merger Agreement, Owen and Cardinal have entered into a Stock Option Agreement dated November 27, 1996, pursuant to which Owen has granted

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Cardinal an option, exercisable under certain circumstances specified in the agreement, to purchase up to 3,396,750 shares of Owen common stock (approximately 19.9% of Owen's outstanding common stock) for $27.25 per share, subject to adjustment under certain circumstances. The Stock Option Agreement is filed as Exhibit 10.1 hereto and its terms are incorporated herein by reference. The foregoing description of the Stock Option Agreement is qualified in its entirety by reference to such exhibit.

ITEM 7.        FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION
               AND EXHIBITS

        The following exhibits are filed as part of this report:

        2.1 Agreement and Plan of Merger, dated as of November 27, 1996, by and between Cardinal Health, Inc., Owen Healthcare, Inc. and Owl Merger Corp.

       10.1 Stock Option Agreement, dated as of November 27, 1996, by and between Cardinal Health, Inc. and Owen Healthcare, Inc.

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                                    SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 4, 1996

                                  OWEN HEALTHCARE, INC.

                                  By: /s/ STEVE DRURY
                                          Steve Drury
                                          Executive Vice President

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                                  EXHIBIT INDEX

  EXHIBIT
  NUMBER                                  DESCRIPTION
  -------                                 -----------
    2.1 Agreement and Plan of Merger, dated as of November 27, 1996, by and between Cardinal Health, Inc., Owen Healthcare, Inc. and Owl Merger Corp.

   10.1 Stock Option Agreement, dated as of November 27, 1996, by and between Cardinal Health, Inc. and Owen Healthcare, Inc.

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